Exhibit 10.9
AMENDMENT TO ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN
     This AMENDMENT, dated as of the date set forth by the Secretary below (“Amendment Effective Date”) of the Alaska Communications Systems Group, Inc. (the “Company”) 1999 Employee Stock Purchase Plan, as amended to date (the “Plan”), hereby amends the Plan as of the Amendment Effective Date.
RECITALS
     WHEREAS, the Company has previously adopted the Plan, which is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Section 23 of the Plan provides that the Plan shall terminate on December 31, 2009; and
     WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to, among other matters, extend the term of the Plan and allocate a specified number of shares that shall continue to be reserved for issuance under the Plan.
     In respect of the foregoing premises, among other matters, the Plan is amended hereby as set forth in the following articles of amendment.
AMENDMENT
     ARTICLE I. Capitalized terms used without definition in this amendment to the Plan shall have the meanings set forth in the Plan.
     ARTICLE II. Section 2, Stock Subject to the Plan,” is hereby replaced in its entirety as follows:
     A total of 251,912 shares of the Common Stock will be available for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.
     ARTICLE III. The last paragraph in Section 11(b) is hereby replaced in its entirety as follows:
     Subject to the limitations of Section 423 of the Code, and notwithstanding the foregoing, the Committee may from time to time determine that a different maximum number of shares may be purchased on any given Purchase Date in lieu of the maximum amounts described above in this Section 11(b), in which case the number of shares which may be purchased by any employee on such Purchase Date may not exceed such different limitation; provided, that any change made by the Committee pursuant to this sentence shall only be effective for Offering Periods that begin at least 30 days after the change is announced to eligible employees and that such change is subject to Section 11(e) below.
     Section 11 (e) is added as follows: “Subject to the limitation of Section 423 of the Code herein described in Section 11(b), the number of shares which may be purchased by an individual shall not exceed the lower of 10,000 shares per Offering Period or the $25,000 per calendar year limitation set forth in Section 11(b) above.
     ARTICLE IV. Section 23, Termination of the Plan,” is hereby replaced in its entirety as follows:
     The Board may suspend or terminate this Plan at any time. Upon a suspension or termination of the Plan while an Offering Period is in progress, the Committee shall either shorten such Offering Period by setting a new

Purchase Date before the date of such suspension or termination of the Plan or shall return the accumulated payroll deductions of all participants as if they had all withdrawn before the Withdrawal Deadline for such Offering Period, as set forth in Section 15. Unless this Plan shall have been previously terminated by the Board, this Plan shall terminate on, and no Options shall be granted after, December 31, 2012. No Options shall be granted during any period of suspension of this Plan.
     ARTICLE V. Except as amended hereby, the Plan, as previously amended prior to the Amendment Effective Date, remains in full force and effect.

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